UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): March 8, 2013 (February 19, 2013)

American Oriental Bioengineering, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

001-32569	84-0605867
(Commission File Number)	(IRS Employer Identification No.)

Beijing Economic and Technology Development Zone

1 First Liangshuihe Street

E-town, Beijing 100176

People’s Republic of China

(Address of principal executive offices and zip code)

011-86-451-8666-6601

(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On March 5, 2013, American Oriental Bioengineering, Inc. (the “Company”), filed a Current Report on Form 8-K (the “Original 8-K”) regarding the acceleration of the Company’s obligations under its 5.00% Convertible Senior Notes due 2015 (the “Notes”).

This Current Report on Form 8-K/A (“Form 8-K/A”) is being filed to amend the Original 8-K to correct the aggregate principal amount of the Notes, and unpaid, but accrued interest from $50,161,800 as disclosed in the Original 8-K to $53,010,423.50. No other modifications to the Original 8-K is being made by this Form 8-K/A.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 19, 2013, American Oriental Bioengineering, Inc. (the “Company”), received a notice of acceleration under the terms of the Company’s 5.00% Convertible Senior Notes due 2015 (the “Notes”) issued pursuant to an Indenture, dated as of July 15, 2008, between the Company and Wells Fargo Bank, National Association, as Indenture Trustee (the “Indenture”). The notice was sent by certain holders of the Notes that together hold more than 25% of the aggregate principal amount of the Notes. The notice states that the default is the result of the Company’s failure to (A) pay to the holders under the terms of the Indenture accrued interest due and payable on each of July 16, 2012 and January 15,2013, which failure to pay continued for a period of thirty (30) days after July 16, 2012 and January 15, 2013, respectively, and (B) provide, pursuant to the terms of the Indenture, a notice of the termination of trading and delisting of the Company’s common stock by the New York Stock Exchange. As of March 4, 2013, the aggregate principal amount of the Notes, and unpaid, but accrued interest was $53,010,423.50.

The notice of acceleration resulted in the principal amount of the Senior Convertible Notes plus accrued and all unpaid interest and accrued and unpaid Additional Interest (as defined in the Indenture) on the Notes through February 19, 2013, to become immediately due and payable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN ORIENTAL BIOENGINEERING, INC.
By: /s/ Tony Liu
Name: Tony Liu
Title: Chairman and Chief Executive Officer
Dated: March 8, 2013

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